                                 EXHIBIT 7(q)
                               PLEDGE AGREEMENT*
                                October 9, 1998

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
 AGENT/SECURED PARTY:                           PLEDGOR(S)/DEBTOR(S):

 NationsBank, N.A., Agent                       John C. Malone
 901 Main Street                                c/o Tele-Communications, Inc.
 19th Floor                                     Terrace Tower II
 Dallas, TX 75202                               5619 DTC Parkway
 Dallas County                                  Englewood, CO  80111
                                                Arapahoe County


 (Street address including county)              (Name and street address including county)
==================================================================================================
 Pledgor/Debtor is:   [X] Individual   [_] Corporation   [_] Partnership   [_] Other
 ______________________________________

Address is Pledgor's/Debtor's:  [_] Residence   [X] Place of Business   [_]  Chief
Executive Office if more than one place of business
==================================================================================================
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Capitalized terms not otherwise defined in this Pledge Agreement (this
"AGREEMENT")  have the same meaning as assigned to such terms in the Loan
Agreement (hereinafter defined).

1. SECURITY INTEREST. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor/Debtor (hereinafter referred to as "PLEDGOR") pledges, assigns and grants to Lenders, acting through Agent
(hereinafter referred to as "SECURED PARTY") acting as their agent hereunder, a security interest and lien in the Collateral (hereinafter defined) to secure the payment and the performance of the Obligation (hereinafter defined).

2.  COLLATERAL.  The security interest is granted in the following collateral
(the "COLLATERAL"):

    A. DESCRIPTION OF COLLATERAL. The investment property and/or securities evidenced or represented by the certificated securities described on SCHEDULE I attached hereto and incorporated herein for all purposes, together with all investment property and/ or securities hereafter delivered to Secured Party in substitution therefor or in addition thereto, and further including without limitation all shares of capital stock of AT&T Corp., or any of its subsidiaries or affiliates, issued in exchange for any of the initial Pledged Shares or as a result of the Merger, (such investment property and/or securities described on SCHEDULE I or hereafter delivered to Secured Party, collectively referred to herein as the "PLEDGED SHARES"), together with all cash, securities, dividends, increases, distributions and profits received from or on the Pledged Shares, including distributions or payments in partial or complete liquidation or redemption, or as a result of reclassifications, readjustments, reorganizations or changes in the capital structure of the issuers of the Pledged Shares
(hereinafter referred to herein -- whether one or more -- as the "ISSUERS") and any other property at any time and from time to time received, receivable or otherwise distributed or delivered to Secured Party, and all rights and privileges pertaining thereto.

It is contemplated by the parties that Pledgor may provide additional Collateral from time to time hereunder as additional security for the Obligation, and may from time to time, with the prior written consent of Secured Party, sell or otherwise dispose of any Collateral; provided that Pledgor provides Secured
Party with substitute Collateral satisfactory to Secured Party it sole discretion, except as otherwise



                             Page 69 of 112 Pages
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provided in SECTION 6.D.II, and Pledgor complies at all times with the provisions of SECTION 6. At the time of each addition or substitution of Collateral, the investment property and/or securities added or substituted shall be identified on a Pledge Certificate, substantially in the form of SCHEDULE III attached hereto (the "PLEDGE CERTIFICATE"), and delivered to Secured Party.
Pledgor understands and agrees that Secured Party is under no obligation to attribute Collateral Value (as hereinafter defined) to any such additional or substituted Collateral unless (i) such additional and/or substituted Collateral is satisfactory to Secured Party in its sole discretion, and (ii) the security interest granted to Secured Party therein is perfected (with first priority) to the satisfaction of Secured Party. All such additional and/or substituted
Collateral shall be considered "Pledged Shares" and "Collateral" for purposes of this Agreement, and shall secure the Obligation in the same manner as the Collateral for which it is added to and/or substituted. In addition, the issuers of additional investment property and/or securities, constituting Collateral for the purposes of this Agreement, shall be considered "ISSUERS," for all purposes of this Agreement.

     B. PROCEEDS. All additions, substitutes and replacements for and proceeds of the above Collateral (including all income and benefits resulting from any of the above, such as dividends payable or distributable in cash, property or stock; interest, premium and principal payments; redemption proceeds and subscription rights; and shares or other proceeds of conversions or splits of any securities in the Collateral). All subscriptions, warrants, options and any other rights issued now or hereafter by any of the Issuers or any other person whatsoever upon or in connection with the above Collateral and all accounts and general intangibles arising from or related to the Collateral. Any investment property and/or securities received by Pledgor, which shall comprise such additions, substitutes and replacements for, or proceeds of, the Collateral, shall be held in trust for Secured Party and shall be delivered immediately to Secured Party. Any cash proceeds shall be held in trust for Secured Party and upon request shall be delivered immediately to Secured Party; provided however, prior to the occurrence of an Event of Default (as hereinafter defined) Pledgor may retain any cash dividends paid on the Collateral.

3.   OBLIGATION.

     A. DESCRIPTION OF OBLIGATION. The following obligations ("OBLIGATION") are secured by this Agreement:

          I. ALL DEBT: All debts, obligations, liabilities and agreements now or hereafter existing, arising directly or indirectly between Pledgor, Secured
Party, Co-Agent and any of the Lenders under that certain Revolving Credit
Agreement, as it may be renewed, extended, amended, or restated, (the "LOAN
AGREEMENT") dated as of the date hereof, between Pledgor, Secured Party as "Agent" for the "Lenders," Toronto Dominion Securities (USA), Inc. and Societe
Generale as "Co-Agents," and certain other Lenders, whether absolute or contingent, joint or several, secured or unsecured, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, and all renewals, extensions and rearrangements of any of the above.

          II. NATIONSBANK PROMISSORY NOTES: All debt arising under (or evidenced by) those certain Revolving Credit Notes dated October 9, 1998, in the principal face amounts of $150,000,000.00 and of $55,000,000.00 executed by Pledgor payable to the order of NationsBank, N.A., and any and all renewals, extensions and rearrangements thereof;

          III. TORONTO DOMINION PROMISSORY NOTE: All debt arising under(or evidenced by) that certain Revolving Credit Note dated October 9, 1998, in the principal face amount of $70,000,000.00 executed by Pledgor payable to the order of Toronto Dominion (Texas), Inc., and any and all renewals, extensions and rearrangements thereof;

                             Page 70 of 112 Pages
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          IV.   SOCIETE GENERALE PROMISSORY NOTE: All debt arising under (or evidenced by) that certain Revolving Credit Note dated October 9, 1998, in the principal face amount of $70,000,000.00 executed by Pledgor payable to order of
Societe Generale, and any and all renewals, extensions and rearrangements thereof;

          V. All debts, obligations and liabilities now or hereafter existing or arising (directly or indirectly) between Pledgor and Secured Party, Co-Agents and the Lenders, or any of them, under, or pursuant to, any interest rate swap agreement, interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement, and all modifications, amendments, substitutions and replacements thereof;

          VI. All costs and expenses incurred by Secured Party, including attorney's fees, to obtain, preserve, perfect, enforce and defend this Agreement and maintain, preserve, collect and realize upon the Collateral, together with interest thereon at the default rate provided in the Loan Agreement; and

          VII. All amounts which may be owed to Secured Party or any of the Lenders pursuant to the Loan Documents, or any other documents executed in connection with the indebtedness described in SUBPART I. above.

In the event any amount paid to Secured Party, or any of the Lenders, on any Obligation is subsequently recovered from Secured Party or any of the Lenders in or as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding involving an obligor of the Obligation other than Pledgor, Pledgor shall be liable to the party from whom such amounts were recovered for the amounts so recovered up to the fair market value of the Collateral whether or not the Collateral has been released or the security interest terminated. In the event the Collateral has been released or the security interest terminated, the fair market value of the Collateral shall be determined, at the option of the party from whom such amounts were recovered, as of the date the Collateral was released, the security interest terminated, or said amounts were recovered.

     B. USE OF PROCEEDS. The proceeds of any indebtedness or obligation secured by the Collateral may be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose or otherwise in a manner which would not violate Regulations T or U of the Board of Governors of the Federal Reserve System.

4.   PLEDGOR'S WARRANTIES. Pledgor hereby represents and warrants to Secured
Party as follows:

     A. FINANCING STATEMENTS. Except as may be noted by schedule attached hereto and incorporated herein by reference, no financing statement covering the Collateral is or will be on file in any public office, except the financing statements relating to this security interest, and no security interest, other than the one herein created, has attached or been perfected in the Collateral or any part thereof.

     B. OWNERSHIP. Pledgor owns, or will use the proceeds of any loans by Lenders to become the owner of, the Collateral free from any setoff, claim, restriction, lien, security interest or encumbrance except liens for taxes not yet due and payable and the security interest hereunder.

     C. POWER AND AUTHORITY. Pledgor has full power and authority to make this Agreement, and all necessary consents and approvals of any persons, entities, governmental or regulatory authorities and

                             Page 71 of 112 Pages
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securities exchanges have been obtained to effectuate the validity of this
Agreement.

     D. PLEDGED SHARE CHARACTERISTICS. The Pledged Shares which have been pledged by Pledgor to Secured Party under this Agreement, or may hereafter be pledged under this Agreement, satisfy and shall satisfy each of the requirements and characteristics set forth on SCHEDULE II hereto.

The delivery at any time by Pledgor to Secured Party of additional Pledged
Shares shall constitute a representation and warranty by Pledgor that, with respect to such Pledged Shares, and each item thereof, the matters heretofore warranted in SECTIONS 4.A. through 4.D. immediately above are true and correct at, and as if they were made at, the date of such delivery.

5. PLEDGOR'S COVENANTS. Until full payment and performance of all of the Obligation and termination or expiration of any obligation or commitment of Lenders to make advances or loans to Pledgor, unless Secured Party otherwise consents in writing:

     A. OBLIGATION AND THIS AGREEMENT. Pledgor shall perform all of its agreements herein and in any other agreements between it, Secured Party and any of the Lenders.

     B. OWNERSHIP OF COLLATERAL. Pledgor shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Secured Party. Pledgor shall keep the Collateral free from all liens and security interests except those for taxes not yet due and payable and the security interest hereby created.

     C. SECURED PARTY'S COSTS. Pledgor shall pay all costs necessary to obtain, preserve, perfect, defend and enforce the security interest created by this Agreement, collect the Obligation, and preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, reasonable attorney's fees, legal expenses and expenses of sales. Whether the Collateral is or is not in Secured Party's possession, and without any obligation to do so and without waiving Pledgor's default for failure to make any such payment, Secured
Party at its option may pay any such costs and expenses and discharge encumbrances on the Collateral, and such payments shall be a part of the Obligation and bear interest at the rate set out in the Obligation. Pledgor agrees to reimburse Secured Party on demand for any costs so incurred.

     D.  INFORMATION AND INSPECTION. Pledgor shall (i) promptly furnish Secured
Party any information with respect to the Collateral reasonably requested by Secured Party; (ii) allow Secured Party or its representatives to inspect and copy, or furnish Secured Party or its representatives with copies of, all records relating to the Collateral and the Obligation; and (iii) promptly furnish Secured Party or its representatives with any other information Secured
Party may reasonably request.

     E. ADDITIONAL DOCUMENTS. Pledgor shall sign and deliver any papers furnished by Secured Party which are necessary or desirable in the judgment of Secured Party to obtain, maintain and perfect the security interest hereunder and to enable Secured Party to comply with any federal or state law in order to obtain or perfect Secured Party's interest in the Collateral or to obtain proceeds of the Collateral.

     F.  NOTICE OF CHANGES. Pledgor shall notify Secured Party immediately of
(i) any material change in the Collateral, (ii) a change in Pledgor's residence or location, (iii) a change in any matter warranted or represented by Pledgor in this Agreement, in any of the other Loan Documents, or any other document or instrument relating to the Obligation or furnished to Secured Party pursuant to this Agreement, and (iv) the occurrence of an Event of Default under this Agreement or any of the other Loan Documents.

                             Page 72 of 112 Pages
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     G.  POSSESSION OF COLLATERAL. Pledgor shall deliver a copy of this
Agreement (or other notice acceptable to Secured Party) to any broker, financial intermediary, or any other person in possession of any of the Collateral or on whose books the interest of Pledgor in the Collateral appears, and such delivery shall constitute notice to such person of Secured Party's security interest in the Collateral and shall constitute Pledgor's instruction to such person to note
Secured Party's security interest on their books and records, or deliver to
Secured Party certificates or other evidence of the Collateral promptly upon
Secured Party's request. Pledgor shall deliver all investment securities and other instruments and documents which are a part of the Collateral and in
Pledgor's possession to Secured Party immediately, or if hereafter acquired, immediately following acquisition, in a form suitable for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank with signatures appropriately guaranteed in form and substance suitable to
Secured Party.

     H. CHANGE OF NAME/STATUS. Pledgor shall not change his name or use any trade name.

     I. POWER OF ATTORNEY. Pledgor appoints Secured Party and any officer thereof as Pledgor's attorney-in-fact with full power in Pledgor's name and on Pledgor's behalf to do every act which Pledgor is obligated to do or may be required to do hereunder; however, nothing in this paragraph shall be construed to obligate Secured Party to take any action hereunder nor shall Secured Party be liable to Pledgor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest and shall not be terminable as long as the Obligation is outstanding and shall not terminate on the disability or incompetence of Pledgor. Without limiting the generality of the foregoing, Secured Party shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Pledgor representing any dividend, interest payment or other distribution payable in respect of the Collateral or any part thereof; provided, however, prior to the occurrence of an Event of Default, Pledgor may retain any dividends paid on the Collateral.

     J. OTHER PARTIES AND OTHER COLLATERAL. No renewal or extensions of or any other indulgence with respect to the Obligation or any part thereof, no modification of the document(s) evidencing the Obligation, no release of any security, no release of any person (including any maker, indorser, guarantor or surety) liable on the Obligation, no delay in enforcement of payment, and no delay or omission or lack of diligence or care in exercising any right or power with respect to the Obligation or any security therefor or guaranty thereof or under this Agreement shall in any manner impair or affect the rights of Secured
Party under any law, hereunder, or under any other agreement pertaining to the Collateral. Secured Party need not file suit or assert a claim for personal judgment against any person for any part of the Obligation or seek to realize upon any other security for the Obligation, before foreclosing or otherwise realizing upon the Collateral. Pledgor waives any right that can be waived to the benefit of or to require or control application of any other security or proceeds thereof, and agrees that Secured Party shall have no duty or obligation to Pledgor to apply to the Obligation any such other security or proceeds thereof.

     K. WAIVERS BY PLEDGOR. Pledgor waives notice of the creation, advance, increase, existence, extension or renewal of, and of any indulgence with respect to, the Obligation; waives presentment, demand, notice of dishonor, and protest;
waives notice of acceleration (or intent to accelerate) of the Obligation;
waives notice of the amount of the Obligation outstanding at any time, notice of any change in financial condition of any person liable for the Obligation or any part thereof, notice of any Event of Default, and all other notices respecting the Obligation; and agrees that maturity of the Obligation and any part thereof may be accelerated, extended or renewed one or more times by Secured Party in its discretion, without notice to Pledgor. Pledgor waives any right to require that any action be brought against any other person or to require that resort be had to any other security or to any balance of any deposit account.

                             Page 73 of 112 Pages
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Pledgor further waives any right of subrogation or to enforce any right of action against any other pledgor until the Obligation is paid in full.

     L. ADDITIONAL PROVISIONS. If one or more Riders to this Agreement are executed by Pledgor, the covenants and provisions of each such Rider shall be incorporated by reference into this Agreement.

     M. RULE 144 RIDER. The Collateral is comprised in whole or in part of control and/or restricted securities, which shall be subject to the additional terms and provisions described on the RULE 144 RIDER attached hereto and made a part hereof for all purposes.

6.   MAINTENANCE OF COLLATERAL.

     A. MAINTENANCE OF COLLATERAL. At all times during the term of the Agreement, Pledgor agrees to maintain as security for the Obligation Collateral which (subject to the provisions of the second paragraph of SECTION 2.A.) is of a type described on SCHEDULE II with an Adjusted Collateral Value (as determined herein) in excess of the unpaid principal balance of the Obligation. The
Adjusted Collateral Value shall be determined by multiplying the Collateral
Value (as defined in SECTION 6.B. below) by the Margin Call Percentage shown on
SCHEDULE II.

     In addition, no Advance requested by Pledgor shall be made to Pledgor if the sum of (i) the outstanding principal balance of the Obligation plus (ii) the amount of the Advance requested, equals or exceeds the sum of the amounts determined by multiplying the Collateral Value by the Original Advance
Percentage shown on SCHEDULE II for each type of Collateral securing the Obligation.

     B. VALUE OF COLLATERAL. The "COLLATERAL VALUE" of Collateral shall be determined at any given time as follows:

         i. If stock, the Collateral Value shall be determined by multiplying (i) the per share price of such stock at the most recent close of trading on a trading exchange for such stock, times (ii) the number of shares of such stock held by Secured Party as Collateral. In the event that stock held as Collateral is not traded on an exchange, the Collateral Value of such stock shall be determined by obtaining the quoted value of such stock from a reputable brokerage firm selected by Secured Party. If no such quote is available, the value will be determined by Secured Party in its sole discretion.

          ii. If a mutual fund, the Collateral Value shall be determined by multiplying (i) the most recent per share net asset value of such mutual fund obtained from the Wall Street Journal, times (ii) the number of shares of such mutual fund held by Secured Party as Collateral. In the event that such net asset value is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to Secured Party by a reputable brokerage firm selected by Secured Party.

          iii. If corporate bonds, the Collateral Value shall be determined from the most recent closing price for such bonds obtained from the Wall Street
Journal. If such closing price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to Secured Party by a reputable brokerage firm selected by Secured Party.

          iv.   If government or agency obligations or bonds, the Collateral
Value shall be determined from the most recent closing bid price for such bonds obtained from the Wall Street Journal. If such closing bid price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to Secured Party by a reputable brokerage firm selected by Secured Party.

                             Page 74 of 112 Pages
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          v.    If other than stock, mutual funds, corporate bonds, or
government or agency obligations or bonds, the Collateral Value shall be determined by the Secured Party in its sole discretion.

     C.   BREACH OF COLLATERAL MAINTENANCE.  If Pledgor fails to maintain
Collateral with an Adjusted Collateral Value as set forth above, the Pledgor shall have two Business Days from the date Pledgor is notified by Secured Party
(in writing or orally) of such noncompliance, to either pledge additional
Collateral satisfactory to Secured Party, in its sole discretion, or reduce the unpaid principal balance of the Obligation such that, in either case, the unpaid principal balance of the Obligation is less than the sum of the amounts determined by multiplying the Collateral Value by the Original Advance
Percentage shown on SCHEDULE II. Any reduction in unpaid principal of the Obligation shall not affect or reduce any future principal payments due except to the extent such reductions are applied in accordance with the documents evidencing or securing the Obligation. In the event Pledgor fails to comply with the terms hereof, Secured Party may, without any further notice of any kind, exercise any of the following rights and remedies, at Secured Party's option:

     (a) The rights and remedies set out in SECTION 8.B. of this Agreement, including without limitation the right to accelerate the Obligation and liquidate the Collateral.

     (b) Sell all or any part of the Collateral and apply the proceeds of such sale to the Obligation to bring the Obligation back into compliance (that is, to reduce the unpaid principal of the Obligation such that the unpaid principal of the Obligation is less than the sum of the amounts determined by multiplying the Collateral Value by the Original Advance Percentage shown on SCHEDULE II).

If an Event of Default exists hereunder and the Collateral is declining in value or threatens to decline speedily in value, Secured Party shall have no obligation to notify Pledgor of the failure to maintain Collateral with an Adjusted Collateral Value as set forth in SECTION 6.A. above or to provide
Pledgor with an opportunity to cure such noncompliance, and in such case Pledgor agrees that Secured Party may immediately at Secured Party's sole option (i) declare amounts due under the Obligation to be immediately due and payable, and/or (ii) sell all or any part of the Collateral and apply the proceeds of such Collateral to the Obligation.

     D.   SALE OR SUBSTITUTION OF COLLATERAL.

          I. GENERAL. If no Event of Default has occurred under this Agreement, Pledgor may, provided none of the following actions would result in the occurrence of an Event of Default: (A) sell, trade, or withdraw any part of the Collateral; or (B) substitute new Collateral for existing Collateral, provided that, in either event, the new Collateral shall be acceptable to Secured Party in its sole discretion and the unpaid principal balance of the Obligation shall be less than the sum of the amounts determined by multiplying the Collateral Value by the Original Advance Percentage for each type of Collateral securing the Obligation.

          II. PERMITTED SUBSTITUTE COLLATERAL. Secured Party agrees that, upon and after the occurrence of the Merger, and subject to the terms and conditions of this PARAGRAPH II and the satisfaction of the Collateral Characteristics described in SCHEDULE II, the following classes (each a "PERMITTED CLASS") of AT&T Corp. Common Stock are satisfactory to Secured Party, for purposes of PARAGRAPH I above:

     (A)  AT&T Corp. Common Stock, $1.00 par value ("T STOCK");

     (B)  Any other class or series of AT&T Corp. Common Stock ("CONSUMER
          TRACKING STOCK"),

                             Page 75 of 112 Pages
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          other than T Stock or AT&T Liberty Media Group Common Stock.

In particular, Pledgor will be permitted to exchange: (x) pursuant to the Merger, Pledged Shares consisting of TCI Group Series A and Series B Common
Stock for shares of T Stock, and (y) pursuant to an exchange offer to holders of T Stock generally, anticipated to occur following the Merger, Pledged Shares consisting of T Stock for shares consisting of Consumer Tracking Stock;
provided, however, that Pledgor shall provide Secured Party with reasonable notice of Pledgor's intent to participate in such exchange offer; and provided, further, if Secured Party reasonably determines (after the expiration of four calendar weeks following the consummation of such exchange offer) that the volume limitations of Rule 145 would likely prevent Secured Party from selling
(within the three-month period beginning on the date of Secured Party's determination) all Pledged Shares consisting of Consumer Tracking Stock, then upon Secured Party's request, Pledgor shall use his best efforts promptly to provide Secured Party with substitute Collateral, consisting of T Stock or other
Collateral satisfactory to Secured Party in its sole discretion, for that number of Pledged Shares of Consumer Tracking Stock which Secured Party reasonably determines likely could not be sold within such three-month period. In addition, following the occurrence of (and during the continuance of) a Default or Event of Default, Pledgor shall comply with Secured Party's requirements, and use reasonable efforts to cause other Persons, to limit sales of shares (other than Pledged Shares) consisting of Consumer Tracking Stock by Pledgor and other
Persons whose sales of shares of such Consumer Tracking Stock would be counted in determining the maximum amount of such shares that Pledgor can sell under Rule 145. Secured Party will take such actions (including release of Collateral) as may reasonably required to tender Pledged Shares in connection with the Merger and with the exchange offer described above; provided that any shares issued as a result thereof shall be delivered to Agent, and Secured Party shall at all times have a perfected first priority security interest in the Pledged Shares being tendered until Secured Party receives a perfected first lien security interest in the shares issued as a result of the Merger or the exchange offer.

7.   RIGHTS AND POWERS OF SECURED PARTY.

     A. GENERAL. Secured Party, before or after the occurrence of an Event of Default, without liability to Pledgor may: take control of proceeds, including stock received as dividends or by reason of stock splits; release the Collateral in its possession to Pledgor, temporarily or otherwise; require additional
Collateral; and reject as unsatisfactory any property hereafter offered by Pledgor as Collateral. Other than the exercise of reasonable care to ensure the safe custody of the Collateral in Secured Party's possession, and except as set forth in Section 7.4 of the Loan Agreement, Secured Party shall have no obligation, duty, or responsibility for the Collateral and specifically, without limiting the foregoing, shall have no obligation, duty, or responsibility to collect any amounts payable, or exercise any right or option, in respect of the Collateral or to sell all or any portion of the Collateral to avoid market loss.
Secured Party shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of Secured Party, its officers, agents, or employees, except for its or their own willful misconduct or gross negligence. The foregoing rights and powers of Secured Party will be in addition to, and not a limitation upon, any rights and powers of Secured
Party given by law, elsewhere in this Agreement, or otherwise.

     B. CONVERTIBLE COLLATERAL. Before or after the occurrence of an Event of Default, Secured Party may present for conversion any Collateral which is convertible into any other instrument or investment security or a combination thereof with cash; provided, however, that: (i) Secured Party shall provide
Pledgor with notice if any of the Collateral is presented for conversion, but such notice shall not be a condition precedent to Secured Party taking such action; and (ii) prior to the occurrence of an Event of Default, Secured Party agrees that it shall not convert (a) Tele-Communications, Inc. ("TCI") Series B
Common Stock into TCI Series A Common Stock; (b) TCI Liberty Media Group Series
B Common Stock into TCI Liberty Media Group Series A Common Stock; and (c) TCI
Ventures Group Series B Common

                             Page 76 of 112 Pages
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Stock into TCI Ventures Group Series A Common Stock. Except as set forth in
Section 7.4 of the Loan Agreement, Secured Party shall have no obligation to present any Collateral for conversion. Notwithstanding anything contained in this Agreement to the contrary, foreclosure on and disposition of Collateral that consists of High Vote Stock shall be subject to Secured Party's compliance with Section 7.4 of the Loan Agreement.

     C. VOTING RIGHTS. Prior to a sale or disposition of Collateral following an Event of Default, Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

8.   DEFAULT.

     A. EVENT OF DEFAULT. An event of default ("EVENT OF DEFAULT") shall occur if: (a) Pledgor or any other obligor on all or part of the Obligation shall fail to timely and properly pay or observe, keep or perform any term, covenant, agreement or condition in this Agreement or in any other agreement between Pledgor and Secured Party or between Secured Party and any other obligor on the Obligation, including but not limited to any other note or instrument, loan agreement, security agreement, deed of trust, mortgage, promissory note, assignment or other agreement or instrument concerning the Obligation; or (b) an Event of Default shall occur under the Loan Agreement or any of the other Loan
Documents. Pledgor agrees that, among its other covenants and agreements contained herein, the failure to maintain Collateral with an Adjusted Collateral
Value as set forth in SECTION 6 hereof shall constitute an Event of Default under this Agreement and the Loan Agreement.

     B. RIGHTS AND REMEDIES. If any Event of Default shall occur, then, in each and every such case, Secured Party may, without (a) presentment, demand, or protest, (b) notice of default, dishonor, demand, non-payment, or protest, (c) notice of intent to accelerate all or any part of the Obligation, (d) notice of acceleration of all or any part of the Obligation, or (e) notice of any other kind, all of which Pledgor hereby expressly waives (except for any notice required under this Agreement, any of the other Loan Documents or which may not be waived under applicable law), at any time thereafter exercise and/or enforce any of the following rights and remedies, at Secured Party's option:

          I. ACCELERATION. Declare the Obligation immediately due and payable, and the obligation, if any, of Secured Party to permit further borrowings under the Obligation shall at Secured Party's option immediately cease and terminate.

          II.   LIQUIDATION OF COLLATERAL.  Subject to applicable securities
Laws, sell, or instruct any agent or broker to sell, all or any part of the Collateral in a public or private sale, direct any agent or broker to liquidate all or any part of any account and deliver all proceeds thereof to Secured
Party, and apply all proceeds to the payment of any or all of the Obligation in such order and manner as Secured Party shall, in its discretion, choose.
Secured Party is authorized, at any sale of the Collateral, if it deems it advisable, to restrict the prospective bidders or purchasers to those persons who will represent and agree that they are purchasing for their own account, for investment, and not with a view to distribution or sale of any of the Collateral. Secured Party shall have no obligation to disclose or provide any information concerning the Issuers or the Collateral to prospective purchasers of the Collateral other than information in its possession at such time.

          III. UNIFORM COMMERCIAL CODE. All of the rights, powers and remedies of a secured creditor under the Uniform Commercial Code ("UCC") as adopted in the jurisdiction to which Secured Party is subject under this Agreement.
Pledgor acknowledges and agrees that the Collateral is customarily

                             Page 77 of 112 Pages

sold on a recognized market and accordingly Secured Party (subject to applicable securities Laws) may sell the Collateral without prior notification, advertisement, or notice of any kind at any broker's board or securities exchange.

          IV. RIGHT OF SET OFF. Without notice or demand to Pledgor, set off and apply against any and all of the Obligation any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness owing, by Secured Party or by any of its Affiliates or correspondents to or for the credit of the account of Pledgor or any guarantor or indorser of Pledgor's Obligation; in addition, any Lender may, without notice or demand to Pledgor, set off and apply against any and all of the Obligation any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness owing, by such Lender or by any of its Affiliates or correspondents to or for the credit of the account of Pledgor or any guarantor or indorser of Pledgor's Obligation.

          V. ADDITIONAL REMEDIES. Without liability to Pledgor: take control of funds generated by the Collateral, such as cash dividends, interest and proceeds, and use same to reduce any part of the Obligation and exercise all other rights which an owner of such Collateral may exercise; and at any time transfer any of the Collateral or evidence thereof into its own name or that of its nominee.

Pledgor specifically understands and agrees that any sale by Secured Party of all or part of the Collateral pursuant to the terms of this Agreement may be effected by Secured Party at times and in manners which could result in the proceeds of such sale as being significantly and materially less than might have been received if such sale had occurred at different times or in different manners, and Pledgor hereby releases Secured Party and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale.

If, in the opinion of Secured Party, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, Secured Party may offer and sell such Collateral in a transaction exempt from registration under federal securities law, and any such sale made in good faith by Secured Party shall be deemed "commercially reasonable."

9.   GENERAL.

     A. PARTIES BOUND. Secured Party's rights hereunder shall inure to the benefit of Secured Party, any of the Lenders, and their respective successors and assigns, and in the event of any assignment or transfer of any of the Obligation or the Collateral, Secured Party thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but Secured Party shall retain all rights and powers hereby given with respect to any of the Obligation or the Collateral not so assigned or transferred. All representations, warranties and agreements of Pledgor if more than one are joint and several and all shall be binding upon the personal representatives, heirs, successors and assigns of Pledgor.

     B. WAIVER. No delay of Secured Party in exercising any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No waiver by Secured Party of any right hereunder or of any default by Pledgor shall be binding upon Secured Party unless in writing, and no failure by Secured Party to exercise any power or right hereunder or waiver of any default by Pledgor shall operate as a waiver of any other or further exercise of such right or power or of any further default. Each right, power and remedy of Secured Party as provided for herein or in any of the other Loan Documents, or which shall now or hereafter exist at law or in equity or by statute or otherwise, shall be cumulative and

                             Page 78 of 112 Pages
concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Secured Party of any or all other such rights, powers or remedies.

     C. AGREEMENT CONTINUING. This Agreement shall constitute a continuing agreement applying to all future as well as existing transactions, whether or not of the character contemplated at the date of this Agreement, and if all transactions between Secured Party and Pledgor shall be closed at any time, shall be equally applicable to any new transactions thereafter. Provisions of this Agreement, unless by their terms exclusive, shall be in addition to other agreements between the parties. Time is of the essence of this Agreement.

     D. DEFINITIONS. Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Agreement; if UCC definitions conflict, Articles 8 and/or 9 definitions apply.

     E. NOTICE. Notice shall be deemed reasonable if mailed postage prepaid at least 5 days before the related action (or if the UCC elsewhere specifies a longer period, such longer period) to the address of Pledgor given above. Each notice, request and demand shall be deemed given or made, if sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid, or if sent by any other means, upon delivery.

     F. MODIFICATIONS. No provision hereof shall be modified or limited except by a written agreement expressly referring hereto and to the provisions so modified or limited and signed by Pledgor and Secured Party. The provisions of this Agreement shall not be modified or limited by course of conduct or usage of trade.

     G. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein, and the invalidity or unenforceability of any provision of any of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

     H. APPLICABLE LAW AND VENUE. This Agreement has been delivered in the State of Texas and shall be construed in accordance with the laws of that State. It is performable by Pledgor in the county or city of Secured Party's address set out above and Pledgor expressly waives any objection as to venue in any such location. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     I. FINANCING STATEMENT. To the extent permitted by applicable law, a carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral shall be sufficient as a financing statement.

     J.   ARBITRATION.  ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES
          -----------
HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS (INCLUDING BUT NOT LIMITED TO THE LOAN DOCUMENTS), INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE

                             Page 79 of 112 Pages

STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         I.   SPECIAL RULES.  THE ARBITRATION SHALL BE CONDUCTED IN A LOCATION
              -------------
MUTUALLY AGREEABLE TO SECURED PARTY AND PLEDGOR (AND FAILING AGREEMENT, IN NEW YORK, NEW YORK) AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

         II.  RESERVATION OF RIGHTS.  NOTHING IN THIS ARBITRATION PROVISION
              ---------------------
SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY SECURED PARTY OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF SECURED PARTY HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. SECURED PARTY MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

     K. CONTROLLING DOCUMENT. To the extent that this Agreement conflicts with or is in any way incompatible with any of the other Loan Documents, any promissory note shall control over any other document, and if such promissory note does not address an issue, then each other loan document shall control to the extent that it deals most specifically with an issue.

NOTICE OF FINAL AGREEMENT.

THIS WRITTEN AGREEMENT AND ANY OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

                             Page 80 of 112 Pages

CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


        [Remainder of page intentionally blank; signature pages follow]



                             Page 81 of 112 Pages

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.


AGENT/SECURED PARTY:                               PLEDGOR(S)/DEBTOR(S):

NATIONSBANK, N.A., AGENT


By:  /s/ Langford Keith, III                       /s/ John C. Malone
     ------------------------------------------    ------------------
     Langford Keith, III, Senior Vice President    John C. Malone




                             Page 82 of 112 Pages

                                  SCHEDULE I
                                      TO
                               PLEDGE AGREEMENT


------------------------------------------------------------------------------
    CERTIFICATE NUMBER/1/       ISSUE DATE/2/            NUMBER OF SHARES/3/
------------------------------------------------------------------------------
-------------------------------------------------------------------------------
TB6735                         January 12, 1996                   2,100,000
-------------------------------------------------------------------------------
TB0460                         September 29, 1994                    45,000
-------------------------------------------------------------------------------
TB6729                         October 7, 1998                    8,650,000
-------------------------------------------------------------------------------
TB6730                         October 7, 1998                    2,050,000
-------------------------------------------------------------------------------
TB6492                         September 17, 1997                   763,869
-------------------------------------------------------------------------------
TB6732                         October 7, 1998                      100,000
-------------------------------------------------------------------------------
TB6733                         October 7, 1998                      100,000
-------------------------------------------------------------------------------
TB6734                         October 7, 1998                      100,000
-------------------------------------------------------------------------------
TB6369                         May 29, 1997                       3,249,083
-------------------------------------------------------------------------------

/1/  TB = TCI Group Series B Common Stock

/2/ As of October 9, 1998, all pledged shares represented herein have been beneficially owned by Pledgor for 2 years or more.

/3/ Each share of TCI Group Series B Common Stock will be converted to .8533 shares of AT&T Corp. Common stock pursuant to the Merger. The total number of as-converted AT&T Corp. Common Shares will be 14,415,721 (as rounded to the nearest share).


                             Page 83 of 112 Pages

                                  SCHEDULE II
                                      TO
                               PLEDGE AGREEMENT


1.   "COLLATERAL CHARACTERISTICS":

     Tele-Communications, Inc. Series A or B, TCI Group Common Stock;

     Tele-Communications, Inc. Series A or B Liberty Media Group Common Stock;

     Tele-Communications, Inc. Series A or B TCI Ventures Group Common Stock;

     AT&T Corp. common stock of any series or class, including T Stock and Consumer Tracking Stock; and

     which

          (1) are validly issued, fully paid and non-assessable;

          (2) are owned of record and beneficially by Pledgor, and represented by stock certificates issued in the name of Pledgor properly endorsed to Secured Party;

          (3) may be sold by Secured Party, pursuant to the terms of the Pledge Agreement;

          (4) are traded on the New York Stock Exchange, American Stock Exchange or the NASDAQ national market system (each a "RECOGNIZED MARKET");

          (5) have been delivered and pledged to Secured Party pursuant to the Pledge Agreement; and

          (6) (a) satisfy the holding period representation contained in SECTION
     5.2 of the Loan Agreement, or (b) with respect to AT&T Corp. common stock including Consumer Tracking Stock, can be sold pursuant to the requirements of Rule 145 (whether on not within any one three-month period) and were issued to Pledgor in a transaction registered under the Securities Act of 1933, as amended.

2.   MARGIN CALL PERCENTAGE:   Sixty percent (60%).

3.   ORIGINAL ADVANCE PERCENTAGE: Fifty percent (50%).


                             Page 84 of 112 Pages

                                 SCHEDULE III

                          FORM OF PLEDGE CERTIFICATE

     Reference is hereby made to that certain Pledge Agreement dated as of October 9, 1998, (the "PLEDGE AGREEMENT"), between John C. Malone ("PLEDGOR") and NationsBank, N.A., a national banking association, in its capacity as Agent for itself and the Lenders (in such capacity, referred to herein as "SECURED PARTY"). This Pledge Certificate is delivered pursuant to SECTION 2 of the Pledge Agreement. All capitalized terms used and not otherwise defined herein shall have their respective meanings as set forth in the Pledge Agreement.

     Pledgor hereby certifies that concurrently with the delivery of this Pledge Certificate,

     [ ] Pledgor is delivering to Secured Party the following items of Collateral as additional Collateral for the Obligation (collectively, the "ADDITIONAL COLLATERAL"):





     [ ] Pledgor is selling or otherwise disposing of the following items of
     Collateral:




     _______________________, and Pledgor is delivering to Secured Party the following items of Collateral being substituted therefor:




     _____________________________ (collectively, the "SUBSTITUTED COLLATERAL").



     With respect to each of the items of Additional Collateral or Substituted Collateral, as the case may be, Pledgor acquired such item, and has borne all economic risks thereto, since the following date or dates:

     Pledgor hereby acknowledges that Pledgor has granted to Secured Party, for the benefit of Lenders, a security interest in the Additional Collateral and/or Substituted Collateral pursuant to the Pledge Agreement to secure the Obligation and that the Collateral covered by the Pledge Agreement includes, without limitation, the Substituted Collateral and Additional Collateral. Pledgor hereby represents and warrants that all of the representations and warranties contained in the Pledge Agreement are true and correct in all material respects, including with respect to the Additional Collateral and Substituted Collateral, on the date hereof as though made as of the date hereof.

     EXECUTED this __________ day of _____________________,19______.


                                John C.  Malone



                             Page 85 of 112 Pages

                                RULE 144 RIDER
                                --------------

     This Rule 144 Rider is made this 9th day of October, 1998 and is incorporated into and shall be deemed to supplement the Pledge Agreement ("AGREEMENT") of the same date given by Pledgor to secure the Obligation to Secured Party. Terms used and not otherwise defined in this Rider which are defined in the Agreement have the meanings given them in the Agreement.

     1. The securities listed on SCHEDULE I to the Agreement, which Schedule is made a part of this Rider and the Agreement for all purposes, are or may be deemed (check one or more boxes):

     [ X ]  Restricted securities

     [ X ]  Control securities

     for purposes of Rule 144 of the General Rules and Regulations under the Securities Act of 1933 ("RULE 144") promulgated by the Securities and Exchange Commission. These securities ("RULE 144 SECURITIES") comprise all or part of the Collateral held by Secured Party presently subject to the terms and conditions of the Agreement and this Rider.

     2. Pledgor represents and warrants that (i) Pledgor acquired the Rule 144 Securities, and held such securities, for a period of at least two years prior to the date hereof, for purposes of determining the holding period of the Rule 144 Securities under Rule 144, and Borrower has borne the full economic risks of such securities since their respective dates of acquisition; and (ii) the Rule 144 Securities are free and clear of all liens (except for liens, encumbrances and debt held by Secured Party) encumbrances and debt. None of the Rule 144 Securities were purchased by Pledgor by giving the issuer or an Affiliate of issuer a promissory note or other obligation to pay the purchase price of such Rule 144 Securities, and none of the Rule 144 Securities were purchased under an installment purchase contract.

     3.   Pledgor covenants and agrees that:

          a. Pledgor will cooperate fully with Secured Party with respect to any sale by Secured Party of any of the Rule 144 Securities, including full and complete compliance with all requirements of Rule 144, and will give to Secured Party all information and will do all things necessary, including the execution of all documents, forms, instruments and other items, to comply with Rule 144 for the complete and unrestricted sale and/or transfer of the Rule 144 Securities and will exercise its best efforts to have the issuer of such securities, upon the request of Secured Party, take all such action as may be required to satisfy the public information requirements of Rule 144(c).

          b. Pledgor will not: (i) approve or consent to any amendment of the articles of incorporation or charter of any issuer of the Rule 144 Securities that may materially adversely affect the value of the Rule 144 Securities; or (ii) permit any issuer of the Rule 144 Securities to merge or consolidate (other than the Merger) with or into any corporation or other person, without the prior written consent of Secured Party if such merger or consolidation would extend any holding period under Rule 144 with respect to such Rule 144 Securities or otherwise adversely affect Secured Party's ability to sell or otherwise dispose of such securities in reliance on Rule 144(k), and the interpretations thereof by the Securities and Exchange Commission.

          c. Pledgor will use its best efforts, upon Secured Party's written request, to obtain



                             Page 86 of 112 Pages
          and publish or have issuer publish all information necessary to satisfy Rule 144 in the event any issuer of the Rule 144 Securities is not current in its filings under the Securities Exchange Act of 1934 at the time of a foreclosure sale by Secured Party.

     4. In the event any issuer of the Rule 144 Securities defaults in its reporting obligations under the Securities Exchange Act of 1934, Secured Party may require Pledgor to substitute new Collateral satisfactory to Secured Party in its discretion for such securities.

     By signing below, Pledgor accepts and agrees to the terms and covenants contained in this Rider.

                             ---------------------
                                John C.  Malone



                             Page 87 of 112 Pages